                                                                    Exhibit 12.1

                                                                                   YEAR ENDED DECEMBER 31
                                                            --------------------------------------------------------------
                                                               2000         2001         2002         2003         2004
                                                            ----------   ----------   ----------   ----------   ----------
Earnings:
  (Loss) income before income taxes and minority interest   $  (14,592)  $   (1,588)  $    2,922   $    7,760   $   13,861
  Income from equity investments                                     -            -            -            -         (241)
  Distributed income from equity investments                         -            -            -            -          326
  Fixed charges                                                 32,700       29,149       24,606       24,567       37,076
                                                            ----------   ----------   ----------   ----------   ----------
Total earnings                                              $   18,108   $   27,561   $   27,528   $   32,327   $   51,022
                                                            ==========   ==========   ==========   ==========   ==========
Fixed charges:
  Interest expense                                          $   28,927   $   24,904   $   20,334   $   20,417   $   34,093
  Amortization of deferred financing fees                        1,763        1,867        2,024        2,191        1,777
  Amortization of original issue discount                          858        1,014        1,016          662           92
  Interest factor of rental expense (1)                          1,152        1,364        1,232        1,297        1,114
                                                            ----------   ----------   ----------   ----------   ----------
Total fixed charges                                         $   32,700   $   29,149   $   24,606   $   24,567   $   37,076
                                                            ==========   ==========   ==========   ==========   ==========
Ratio of earnings to fixed charges (2)                               -            -          1.1x         1.3x         1.4x


   (1) The interest factor of rental expense has been calculated using the rate implied pursuant to the terms of the rental agreements. For the periods presented, the weighted-average factor was between 20.2% and 25.4% of total rental expenses.

   (2) For the years ended Decmeber 31, 2000 and 2001, our earnings were insufficient to cover our fixed charges by $14,592 and $1,588, respectively.